Exhibit 33.1

Report on Assessment of Compliance with Applicable Servicing Criteria of Mercedes-Benz Financial Services USA LLC

1.          Mercedes-Benz Financial Services USA LLC is responsible for assessing compliance with the servicing criteria applicable to it set forth in paragraph (d) of Item 1122 of Regulation AB as of December 31, 2016 and for the period from January 1, 2016, through December 31, 2016 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include publicly issued asset-backed securities transactions involving United States consumer automotive lease contracts for which Mercedes-Benz Financial Services USA LLC acts as servicer (the “Platform”).

2.          Mercedes-Benz Financial Services USA LLC has engaged certain vendors, which are not servicers as defined by Item 1101(j) of Regulation AB (the “Vendors”), to perform specific, limited or scripted activities, and Mercedes-Benz Financial Services USA LLC elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations;

3.          Mercedes-Benz Financial Services USA LLC has determined that the criteria in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto (collectively, the “Inapplicable Servicing Criteria”) are not applicable to Mercedes-Benz Financial Services USA LLC based on the activities Mercedes-Benz Financial Services USA LLC performs directly or through its Vendors with respect to the Platform. The criteria set forth in paragraph (d) of Item 1122 of Regulation AB other than the Inapplicable Servicing Criteria are referred to as the “Applicable Servicing Criteria”;

4.          Mercedes-Benz Financial Services USA LLC has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2016, and for the Reporting Period with respect to the Platform taken as a whole except as described in Appendix B hereto;

5.          Mercedes-Benz Financial Services USA LLC has not identified and is not aware of any material instance of noncompliance by the Vendors with the Applicable Servicing Criteria as of December 31, 2016, and for the Reporting Period with respect to the Platform taken as a whole;

6.          Mercedes-Benz Financial Services USA LLC has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Applicable Servicing Criteria as of December 31, 2016, and for the Reporting Period with respect to the Platform taken as a whole; and

7.          Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Mercedes-Benz Financial Services USA LLC’s compliance with the Applicable Servicing Criteria as of December 31, 2016, and for the Reporting Period.

March 20, 2017

Mercedes-Benz Financial Services USA LLC

By:	/s/ Brian T. Stevens
Brian T. Stevens
Vice President and Controller

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed By Servicer	Performed by Vendor(s) for which Mercedes-Benz Financial Services USA LLC is the Responsible Party	NOT performed by Mercedes-Benz Financial Services USA LLC or by subservicer(s) or vendor(s) retained by Mercedes-Benz Financial Services USA LLC
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.			X
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.			X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X1
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements	X2
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X

1 Not applicable to obligor disbursements.

2 No occurrences during the Reporting Period.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed By Servicer	Performed by Vendor(s) for which Mercedes-Benz Financial Services USA LLC is the Responsible Party	NOT performed by Mercedes-Benz Financial Services USA LLC or by subservicer(s) or vendor(s) retained by Mercedes-Benz Financial Services USA LLC
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 240.13k-1(b)(1) of the Securities Exchange Act.		X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		X
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.

X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X3

3 Mercedes-Benz Financial Services USA LLC’s responsibility in regard to criterion 1122 (d)(3)(iii) is limited to amounts remitted to Indenture Trustee (as defined in the transaction agreements), rather than the investor, as set forth in the transaction agreements. The Indenture Trustee has provided a Report on Compliance with Applicable Servicing Criteria pursuant to Item 1122 of Regulation AB under the Securities and Exchange Act of 1934.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed By Servicer	Performed by Vendor(s) for which Mercedes-Benz Financial Services USA LLC is the Responsible Party	NOT performed by Mercedes-Benz Financial Services USA LLC or by subservicer(s) or vendor(s) retained by Mercedes-Benz Financial Services USA LLC
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.	X	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X4
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X5
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X	X

4 No occurrences during the Reporting Period.

5 Investor reporting is based on the securitized value of the pool assets.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed By Servicer	Performed by Vendor(s) for which Mercedes-Benz Financial Services USA LLC is the Responsible Party	NOT performed by Mercedes-Benz Financial Services USA LLC or by subservicer(s) or vendor(s) retained by Mercedes-Benz Financial Services USA LLC
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.		X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.		X
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

APPENDIX B

Material Instance of Noncompliance

Management’s assessment of compliance with the Applicable Servicing Criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB as of December 31, 2016 and for the Reporting Period, disclosed the following material instances of noncompliance with the servicing criteria indicated below:

1.     1122(d)(4)(iv) Mercedes-Benz Financial Services USA LLC (“MBFS”) discovered that in the course of converting its servicing system the securitization values for the collection periods from June 2016 to November 2016, inclusive, for each of the Mercedes-Benz Auto Lease Trust securitization trusts outstanding as of June 2016, were calculated using one additional remaining monthly payment for each lease.

2.     1122(d)(4)(vii)

A.   In regard to one account, MBFS sent a notice of sale that contained a resale date less than 15 days from the date of the notice of sale.

B.   In regard to six repossessed accounts, MBFS failed to send lease end statements.

Management Response

1.         MBFS corrected the securitization values for the December 2016 collection period.

2. A.    The notice of sale in question had the wrong resale date because of a system defect. MBFS corrected the system defect and implemented a validation process to ensure compliance.

2. B.     MBFS failed to send these lease end statements because of a change in its business process after converting its servicing system. Prior to the conversion, these statements were generated automatically. After the conversion, these statements were to be manually generated and the six statements in question were not. MBFS will continue to manually generate the statements until an automated process is implemented again.